NRG ENERGY, INC.

CODE OF CONDUCT
(Revised and Approved August 4, 2004)

Table of Contents

I. PHILOSOPHY OF NRG CODE OF CONDUCT	1
II. COMPLIANCE WITH LAWS AND REGULATIONS	1
III.ETHICAL CONDUCT	1
A. YOUR RESPONSIBILITIES	2
B. BUSINESS PRACTICES	2
D. VENDOR RELATIONS	4
E. DISHONESTY AND THEFT	4
F. CONFLICTS OF INTEREST	5
G. POLITICAL PROCESSES AND GOVERNMENT RELATIONS	7
1. POLITICAL PARTICIPATION	7
2. POLITICAL CONTRIBUTIONS	7
3. GOVERNMENT RELATIONS	7
H. ANTITRUST LAWS	9
I. SECURITIES TRANSACTIONS AND CONFIDENTIALITY	9
J. HEALTH AND SAFETY	10
K. ENVIRONMENTAL POLICY	11
1. INTELLECTUAL PROPERTY OF NRG	11
2. INTELLECTUAL PROPERTY OF OTHERS	12
3. COMPUTER SOFTWARE	12
IV. YOUR PERSONAL COMMITMENT TO NRG	13
A. DRUG AND ALCOHOL POLICY	13
B. EQUAL EMPLOYMENT OPPORTUNITY	14
C. HARASSMENT	14
D. WORKPLACE VIOLENCE POLICY	15
V. WAIVERS AND VIOLATIONS OF CODE OF CONDUCT	16
VI. NO RIGHTS CREATED	16
VII. SEEKING GUIDANCE, REPORTING AND INVESTIGATION OF SUSPECTED VIOLATIONS	17
APPENDIX A - THE FOREIGN CORRUPT PRACTICES ACT POLICY	A-1
APPENDIX B - CORPORATE OPPORTUNITY POLICY	B-1
APPENDIX C- SECURITIES TRADING AND NON-DISCLOSURE POLICYT	C-1
APPENDIX D - MARKET BEHAVIOR RULES	D-1

i

NRG CODE OF CONDUCT

     The NRG Code of Conduct contains a statement of the values and policies that are the foundation of the way we do business at NRG.1 The NRG Code of Conduct has been approved by the Board of Directors, and all NRG directors, officers and employees must be familiar with the Code of Conduct and abide by it. The Code of Conduct is in addition to, and does not replace, other NRG policies.

I. PHILOSOPHY OF NRG CODE OF CONDUCT

     At NRG we adhere to the highest legal and ethical standards in our relations with competitors, partners, the public, the government, the media, business colleagues, suppliers, customers and each other. Thus, in many instances the requirements and guidelines of the Code of Conduct go beyond the requirements of applicable law.

II. COMPLIANCE WITH LAWS AND REGULATIONS

     The Company will conduct all of its activities in compliance with all applicable national, state and local laws, regulations and judicial decrees. At no time should directors, officers or employees take any action on behalf of the Company that they know, or reasonably should know, violates any law.

     If you have the slightest question about the propriety of any proposed action on the Company’s behalf, submit it to your supervisor. If you are not comfortable discussing the activity with your supervisor, contact the Legal Department or the Corporate Compliance Officer, or call the NRG Ethics Hotline (1-888-263-0463). If you know of or suspect a violation of applicable laws or regulations, the Code of Conduct, or NRG’s related policies, you should immediately report that information to your supervisor or to the NRG Legal Department, Human Resources, or the NRG Ethics Hotline. The Board of Directors of the Company will be informed of any complaints regarding the conduct of senior management. NRG prohibits any retaliation against anyone who comes forward in good faith with a concern.

III. ETHICAL CONDUCT

     NRG expects each director, officer and employee to go beyond literal compliance with legal requirements; each one should adhere to the spirit of the law, as well as high moral and ethical business standards. Unethical practices and activities do not serve the interests of the Company or the community, even if they do not technically violate the law.

     1 This Code of Conduct applies to NRG Energy, Inc., and all of its divisions and consolidated subsidiaries. As used in the Code of Conduct, “NRG” means all such entities.

     Any waiver of the Code of Conduct for the benefit of a director or senior officer may only be made by the Board of Directors, and will be publicly disclosed to the extent required by law, regulation and applicable listing standards.

A.	Your Responsibilities.

1.	Know and comply with the NRG Code of Conduct and NRG policies that apply to your NRG business activities.

2.	Be honest, fair and trustworthy in all NRG activities and relationships.

3.	Create and support a culture that values integrity and ethical conduct.

4.	Create and support an environment in which equal opportunity and freedom from harassment extend to all.

5.	Comply with NRG’s policies regarding conflicts of interest between work and personal affairs.

6.	Report to your supervisor, the Legal Department, the Corporate Compliance Officer or the NRG Ethics Hotline any suspected violations of law, the Code of Conduct or NRG policies and cooperate in any internal investigation into possible violations.

B.	Business Practices.

     It is NRG’s policy to deal fairly with its employees, customers, business associates, partners, suppliers, competitors and the governments of all jurisdictions in which it operates. You should not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice. NRG’s directors, officers and employees are not authorized to pay or receive any bribe, kickback or other similar unlawful payment to or from any public official, or government, or other individual, whether foreign or domestic, to secure any concession, contract or other favorable treatment for NRG or the individual. This prohibition extends to the payment or receipt of money or anything else of value to consultants, agents or other intermediaries when the individual has reason to believe that some part of the payment or “fee” will be used for a bribe or otherwise to influence action.

     Because NRG does business outside the United States, all directors, officers and employees are required to be aware of and comply with NRG’s “Approved Policy on the Foreign Corrupt Practices Act,” as it may be amended from time to time. A copy of the Policy is attached as Appendix A.

     In the course of their work, directors, officers and employees have access to records that involve the Company, its employees, investors, business associates, vendors and customers and other matters of a confidential nature. Individuals who have access to NRG’s confidential information must protect the confidentiality of such information. Disclosure of confidential information is prohibited, except when such disclosure is specifically authorized or legally mandated.

     Officers, employees and directors owe a duty to NRG to advance its legitimate interests when the opportunity to do so arises. If an officer or employee learns of a business or investment opportunity through the use of corporate property or information or his or her position at NRG, such as from a competitor or actual or potential customer, supplier or business associate of NRG, he or she may not participate in the opportunity or make the investment without the prior written approval of the Corporate Compliance Officer. Such an opportunity should be considered an opportunity for NRG in the first instance. An officer or employee may not use corporate property or information or his or her position at NRG for improper personal gain, and may not compete with NRG.

     The Board of Directors has adopted a separate Corporate Opportunity Policy (as it may amended from time to time, the “Corporate Opportunity Policy”) which governs the restrictions and approval requirements with respect to directors, recognizing that directors may have affiliations with entities that may compete with NRG. The Corporate Opportunity Policy applicable to directors is attached hereto as Appendix B.

     When purchasing goods and services in the conduct of its business, NRG will select suppliers on the basis of ability, performance and value, irrespective of their political affiliations, positions on public policy issues or any personal connections.

C.	Recording and Reporting Financial Information and Other Public Communications.

     Company books and records must show all Company transactions accurately and in reasonable detail. For this reason, the Company has established accounting control procedures. The Company prohibits any attempts to create false or misleading records or to deviate from established accounting procedures. Officers and employees must not alter bills, vouchers or related NRG documents except to correct errors. Officers, employees or Company agents involved in an effort to disguise transactions, create or use unrecorded funds or evade the law will be subject to legal and disciplinary action.

     NRG will provide full, fair, accurate, timely and understandable disclosures in all reports and documents that it files with, or submits to, the Securities and Exchange Commission and in other public communications made by the Company. Any individual who has any question about the propriety of any disclosure by the Company to the SEC or any other public communication should raise the issue with his or her supervisor, the NRG Legal Department, the Corporate Compliance Officer, or report the concern through the NRG Ethics Hotline (1-888-263-0463).

     The Audit Committee of the Company’s Board of Directors has established procedures for receiving, treating, and retaining complaints concerning questionable accounting, internal accounting controls or auditing matters. These procedures may be found on the Company’s website; among other things, these procedures encourage any individual who has any concern regarding questionable accounting, internal accounting controls or auditing matters to report the concern to the Audit Committee through the NRG Ethics Hotline (1-888-263-0463).

D.	Vendor Relations.

     All purchasing professionals acting on behalf of NRG and/or involved with vendors shall refrain from any business or professional activities that would create a conflict between personal or vendor interests and the interests of the Company.

E.	Dishonesty and Theft.

     All employees, officers and directors should protect the Company’s assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company’s profitability. All Company assets should be used for legitimate purposes. No director, officer or employee shall knowingly:

•	Engage in fraud or embezzlement affecting Company property, funds, securities or other assets;

•	Willfully damage or destroy property or materials belonging to the Company, its employees or customers;

•	Divert electric energy, natural gas, or any other product produced or owned by the Company or service provided by the Company for personal gain;

•	Remove property, material or money from the Company, its employees, or its customers for personal gain;

•	Receive property, materials or money belonging to the Company, its employees or its customers for personal gain;

•	Use Company equipment or property for non-Company purposes or activities, except in accordance with established NRG policy;

•	Access, remove, publish, destroy or alter private or confidential information existing in physical Company records or electronically stored information, except in accordance with established NRG policy;

•	Remove, publish, destroy or alter physical Company records or electronically stored information affecting the Company, its employees or customers, except in accordance with established NRG policy; or

•	Copy, reprint, duplicate, recreate in whole or in part, computer programs or related systems developed or modified by NRG personnel, or acquired from outside vendors, except in accordance with established NRG policy.

     Any employee who becomes aware of any acts involving embezzlement, theft, improper purchases, pilferage, commercial bribery, improper disbursements or reimbursements, wrongful reporting, improper use of electronically stored information, conflict of interest or other internal frauds must report such conduct immediately to his or her supervisor. If you are not comfortable reporting the activity to your supervisor, or your supervisor does not respond, report to the Legal Department, the Corporate Compliance Officer or the NRG Ethics Hotline (1-888-263-0463).

F.	Conflicts of Interest.

     We must avoid not only the reality but also the appearance of any favoritism or conflict of interest in all of our dealings in business and finance, with vendors, suppliers, partners, consultants and other companies.

     A conflict of interest exists when your duty to give undivided loyalty to NRG can be prejudiced by actual or potential personal benefits being derived from another source. Officers and employees should not cause NRG or themselves to have a conflict of interest. Officers and employees are expected to avoid any investment, interest, association or relationship which interferes or might interfere with their independent exercise of judgment in the Company’s best interests. It’s each of our responsibilities to avoid situations where our loyalty may become divided.

     Examples of potential conflicts of interest relevant to officers and employees include:

•	Having a personal financial interest in a company to which you give business.

•	Directing business to a supplier owned or managed by a relative or close friend.

•	Having a personal financial interest in a company that makes products or does work in an area directly related to your responsibilities at NRG.

•	Receiving cash, personal discounts, or anything of value from a party with whom NRG does business, such as receiving discounts on lodging for booking an event or NRG personnel at a resort or hotel.

•	Using NRG equipment for personal uses or to assist in an outside business.

•	Having a personal financial interest in an organization where you have to spend time during your normal NRG working hours or using NRG equipment for that organization.

•	Working on NRG property or NRG time for anyone other than NRG unless instructed to do so.

     Directors are expected to dedicate their best efforts to advancing the Company’s interests and to make decisions regarding the Company based on the Company’s best interests and independent of outside influences. Without limiting the foregoing, the Company nonetheless may find it appropriate to nominate as directors persons who have industry knowledge, experience or relationships that are of value to the Company, although they carry with them the potential to create actual or potential conflicts of interest. Directors must therefore be particularly sensitive to conflicts of interest, and must handle them in the most ethical and forthright manner.

     Directors, officers and employees and members of their households shall not accept gifts, entertainment, employment of household members or other favors that could influence (or appear to influence) impartial performance of their job or duties or that could place the individual under an obligation to a party dealing, or attempting to deal, with NRG.

     Disclosures of personal interest or other circumstances which might constitute conflicts of interest must be made promptly by employees to their immediate supervisor. The supervisor (with the assistance of the Human Resources and Legal Departments, if necessary) will arrange for resolution in a manner best suited to the interests of NRG with a reasonable view to the employee’s needs. An employee may proceed with a transaction that is, or may be, a conflict of interest only after receiving pre-approval from Corporate Compliance Officer.

     If you are an NRG manager or officer and are requested to serve as an officer or director of another corporation or business, you must obtain the approval of the Corporate Compliance Officer before accepting the position.

     Disclosures of personal interest or other circumstances which might constitute conflicts of interest must be made promptly by directors to the Chairman of the Governance and Nominating Committee, with copies to the Chairman of the Board and the General Counsel. The Chairman of the Governance and Nominating Committee shall review the circumstances and arrange for resolution in a manner best suited to the interests of NRG with a reasonable view to the director’s needs. Appropriate action may include recusal of the director from votes or meetings or portions thereof, the establishment of restrictions on the information that will be provided to such director, or such other action as is deemed appropriate. A director may proceed with a transaction that is, or may be, a conflict of interest only after receiving approval from the Board.

     It is essential to keep in mind that, when faced with a possible conflict of interest, prompt and full disclosure is the correct and the necessary first step in resolving the issue.

G.	Political Processes and Government Relations.

1.	Political Participation

     NRG encourages political participation by its directors, officers and employees, always recognizing that such involvement is strictly voluntary and is not to be conducted on Company time.

     NRG recognizes that major corporate issues can be at stake in the political arena. The Company will exert no pressure, directly or indirectly, to influence decisions of directors, officers and employees who serve in public positions. NRG expects officeholders confronted with potential conflicts of interest to act in the public interest, guided by their consciences. Directors, officers and employees expressing their personal views on political issues or candidates shall indicate clearly that such views are their own and that they are not acting on behalf of the Company.

     The Company urges its directors, officers and employees, when they participate in community affairs and political activities, to use good judgment so that their outside activities do not adversely affect NRG and to act responsibly to avoid unfavorable publicity for the Company. Individuals must not use Company property, including computer systems and NRG e-mail addresses, to participate in politics or to express their personal views on political issues.

2.	Political Contributions

     Each country in which NRG does business has laws regarding the use of corporate funds or resources for support of political parties or candidates. In the U.S., for example, the law restricts the Company with respect to any direct or indirect contributions or use of corporate funds or resources to any political party or candidate. Payments of corporate funds to any political party, candidate or campaign may be made only if permitted under applicable law and approved in writing in advance by the Corporate Compliance Officer.

     Every director, officer and employee has the right to make all decisions regarding personal political contributions. Pressure of any kind, direct or implied, is against Company policy.

3.	Government Relations

     NRG is in regular contact with government and regulatory officials to keep them informed about Company operations and issues. Officers and employees who work on legislative matters must obey applicable laws covering permissible lobbying activities and disclosure requirements.

     Officers and employees responsible for contacts with governmental entities must be familiar with, and abide by, all rules adopted by the various agencies or other government bodies. In addition, these individuals must comply fully with all lobbyist registration and reporting requirements, as prescribed by applicable law.

     Officers and employees frequently communicate with persons who are decision makers about matters involving the Company. Decision makers include judges, administrative law judges, arbitrators and government employees who have the authority to approve permits, applications, petitions, contracts, rules or rates. In most cases, the legislative process allows communications about proposed legislation with those who are responsible for its adoption. In such cases, elected officials and other legislative officials are not considered decision makers under this rule.

     When communicating on a matter pending before a decision maker, NRG officers and employees shall follow all rules relating to such communications, including rules restricting non-public or off-the-record communications. Officers and employees should contact the Legal Department if they have any questions about these rules.

     When a contested matter is pending before a decision maker, or a body or agency of which the decision maker is a member, the Company will not sponsor activities of any kind for the decision maker or any employee of that body or agency. (A “contested matter” means any matter in which a person has intervened or where NRG knows that a person will oppose NRG.) At these times, NRG will not initiate social contact with such decision makers. Should directors, officers or employees find themselves in social settings with decision makers, they must not discuss any pending contested matter.

     If a communication is on a matter that is not pending before the decision maker or is not a contested matter, it shall take place during normal office hours in a regular business setting.

     When no contested matter is pending before a decision maker or a body or agency of which the decision maker is a member, the Company may sponsor activities for that decision maker or any employee of the group. When the activities include food, beverage, transportation or other costs, NRG representatives, upon request, will inform the decision maker or any employee of the body or agency of the individual’s share of the costs so the individual can pay the appropriate share.

     NRG will consider employment applications from government agency staff members on merit, providing the applicant has no involvement in a pending Company matter. No director, officer or employee will discuss future employment with any agency staff member involved in a pending Company matter.

     You should direct any questions about these standards to your supervisor, the Legal Department, or the Corporate Compliance Officer.

H.	Antitrust Laws.

     NRG will fully comply with the applicable antitrust or competition laws in all jurisdictions in which it conducts business. Antitrust laws are complex and vary from country to country. Their premise is that the economy and public will benefit most if businesses compete vigorously, free from unreasonable restraints. Their application is heavily dependent on the particular facts about a company’s products, markets and activities. Generally, antitrust laws prohibit combinations of entities from acting together for the purpose or effect of controlling prices or reducing competition.

     Among the types of activities which are prohibited are:

1.	Conspiracies and understandings between NRG and its competitors regarding prices, bids, customers, territories and other competitive matters. Precautions should be taken to avoid giving even the appearance of such conspiracies or understandings in industry meetings, discussions, correspondence and other communications with competitors.

2.	Agreements or understandings with competitors or customers not to deal with a particular customer or supplier.

3.	Distributor arrangements which unduly limit selection or pricing available to their customers or to ultimate consumers of our products and services. All resale pricing agreements, group boycotts, and product tying arrangements are prohibited.

4.	Use of financial or other strengths of NRG to gain an unfair advantage in competitive businesses. Examples include: deception; intimidation; disparagement; bribery; misappropriation of trade secrets; and coercive reciprocal dealing.

     Violations of antitrust laws can result in expensive lawsuits and substantial civil and criminal penalties, and in some countries carry criminal sanctions for the responsible persons. At an early stage, decisions and transactions that raise antitrust issues should be reviewed for compliance by the Legal Department.

I.	Securities Transactions and Confidentiality.

     The laws of the United States and many of the other countries where NRG conducts business make it unlawful for a person possessing material nonpublic information concerning an issuer of securities (such as a company whose shares are publicly traded) to purchase or sell the securities until the information is publicly available. A person who violates these laws may be subject to criminal prosecution and civil liability.

     NRG directors, officers and employees are frequently the recipients of material, non-public information regarding NRG, as well as other public companies including partners, customers, suppliers and potential merger and acquisition targets. No director, officer or employee may trade in the stock or other securities of any company when her or she knows material nonpublic information about that company. No director, officer or employee may convey material nonpublic information about a company to others or suggest that anyone purchase or sell any company’s securities while aware of material nonpublic information about that company. This policy applies to your immediate family, anyone living in your household, anyone acting on your behalf, or anyone on whose behalf you are acting. However, there is an exception for trades made pursuant to a pre-existing trading plan. NRG has adopted a Securities Trading and Non-Disclosure Policy, attached as Appendix C, provides more detailed information regarding NRG’s trading and nondisclosure policies. Each individual is required to be aware of and comply with NRG’s Securities Trading and Nondisclosure Policy (as it may amended from time to time), as well as with the related laws of every country in which the individual conducts NRG business.

J.	Health and Safety.

     Safety is a basic company value and must be our top priority. There is no job we do or service we perform that is so urgent that we cannot take the time to recognize hazards, and use the proper tools, equipment, and processes to do the work safely.

     Officers, employees, supervisors, and managers are expected to constructively participate in NRG safety program activities, to maintain an awareness of worksite hazards, to maintain the worksite and the facility in a safe condition, to understand and strictly comply with all safety rules and safe work practices, and to perform each task safely. A fundamental rule at NRG is “if it isn’t safe, don’t do it”. Officers and employees are expected to resolve safety concerns that are within their control, and to bring concerns not in their control up their respective management chains for resolution before proceeding with any work in question.

     Our safety and health policy is to provide safe, clean, neat, orderly and healthful facilities. We will act in such a way that ensures:

•	We comply with all safety and health laws as minimums, and use a best practice approach to safety and health.

•	We maintain each facility and all equipment in a safe condition.

•	We encourage the safety and health of our employees through the activities of a prescribed aggressive, pro-active safety program.

•	Our officers, employees, supervisors, and managers have ownership, responsibility, and the ability to be pro-active in safety, to maintain a safe and healthful workplace, and to take appropriate action by their own initiative to prevent accident and injury.

     If you have any questions about safe work practices or rules, ask your supervisor or contact the NRG Safety Department at (612) 580-7721.

K.	Environmental Policy.

     NRG is committed to conducting its worldwide operations in a manner which meets or exceeds all applicable environmental laws and regulations: (a) through diligent efforts designed to quantify and reduce the environmental impacts of its operations; (b) by promoting compliance with applicable laws and regulations and environmental protection as the responsibility of each officer and employee; and (c) by identifying and responding to regulatory trends which have the potential to significantly impact existing and planned facilities. NRG’s environmental policies are set forth in detail in NRG’s Corporate Environmental Policies and Procedures Manual.

L.	Intellectual Property.

     In addition to NRG’s tangible assets, NRG personnel use a great variety of intangible “intellectual property.” Generally speaking, “intellectual property” refers to proprietary information, ideas, writings, designs, artworks, processes, and the like.

Common types of intellectual property used by NRG personnel include:

•	market data

•	business plans and strategies

•	employee data

•	manufacturing processes and improvements

•	computer software

•	trade names and logos

•	research

Intellectual property may be part of:

•	business records

•	employee records

•	books, magazines and other publications

•	procedure and training manuals

•	electronic mail and information services

1.	Intellectual Property of NRG

     Much of the intellectual property used by NRG personnel is owned by NRG. That property is an NRG asset and personnel must take appropriate steps to protect it. NRG personnel who use or have access to confidential NRG information and trade secrets must not disclose that information or those secrets to anyone outside the Company. Confidential information and trade secrets should not be shared with others inside the Company unless the information is needed for the others to do their jobs properly. It should never be used for an employee’s personal benefit or for the profit or benefit of persons outside of NRG, without the express written approval of a senior officer.

     The obligation to protect NRG’s intellectual property does not end when an employee leaves NRG. First, when an employee leaves NRG her or she must return to NRG all NRG correspondence, notes, reports, and other documents, whether written, electronic or otherwise, in his or her possession. Second, after the employee leaves, he or she must continue to protect NRG’s confidential information and trade secrets until they either become publicly available or NRG determines that they no longer require protection.

2.	Intellectual Property of Others

     Some of the intellectual property used by NRG personnel is owned by others. That property may be subject to one or more of a variety of legal protections that must be respected. Those legal protections include federal laws on copyright, trademarks and patents, as well as state trade secret laws and NRG’s contractual obligations.

     Unless permission is clearly not required, the protected intellectual property of others must be used only with permission of the owner.

     Often, the fact that the property is protected will be obvious. For example, copyrighted writings usually bear the © symbol, protected trademarks are marked with the ® symbol, and machines using patented processes will bear a patent number or a reference to patents pending. These markings, however, are not always necessary to secure legal protection. For example, original writings and other expressions subject to copyright are protected from the moment they are created. As a result, personnel who use intellectual property created by others must be careful to limit use to permitted uses only.

     Employees who have a question about proper use of intellectual property should, for their own protection as well as the Company’s, consult the Legal Department.

3.	Computer Software

     Officers and employees who use computer software should be aware that the copyright laws that protect software do not allow a software purchaser to make additional copies without the express permission of the owner, except for copying onto a single computer to permit access to one user at a time, and copying for archival purposes only.

     Officers and employees are responsible for assuring that the software on their assigned computers is being properly used in accordance with the applicable license.

     Unauthorized copying of software can subject an individual to civil and criminal penalties, as well as to Company sanctions.

M.	Market Behavior.

     NRG and its employees will comply with all applicable market rules and Federal Energy Regulatory Commission (FERC) tariffs in effect from time to time. Without limiting the foregoing, all NRG employees, including employees of NRG’s subsidiary NRG Power Marketing, Inc., must comply with the Market Behavior Rules which are a part of NRG Power Marketing FERC Electric Rate Schedule No. 1, filed December 17, 2003, as they may be amended from time to time. The Market Behavior Rules are attached hereto as Appendix D.

IV.	YOUR PERSONAL COMMITMENT TO NRG

     A fundamental obligation of all directors, officers and employees is to perform responsibilities efficiently, courteously, openly, honestly, and with loyalty. Internal cooperation and goodwill build the foundation for external relations.

A.	Drug and Alcohol Policy.

     NRG’s goal is to promote the health, safety and productivity of its employees, to protect the Company’s integrity and to safeguard the public interest. The Company also recognizes the widespread use of drugs and alcohol in society and the need to maintain a drug-free work place.

     The Company considers chemical dependency and abuse to be major health problems. NRG encourages employees and their families to work to resolve substance abuse problems. The Human Resources department can assist employees in finding programs that will provide help with substance abuse on a confidential basis. A conscientious effort to seek and use such help will not jeopardize an employee’s job or career.

     NRG prohibits the unauthorized distribution, possession, use, sale, disposal, and introduction or transfer of drugs, or other substances regulated by law, into or on Company property, including meal breaks and other rest periods. Regulated substances include, but are not limited to narcotics, depressants, amphetamines, hallucinogens and marijuana.

     In addition, NRG prohibits:

•	Unauthorized possession or consumption of alcohol on Company property.

•	Consumption of alcohol immediately before, during or between scheduled periods of work or on-call duty.

•	Reporting to work with the odor of alcohol on one’s breath.

•	Appearing to be under the influence of alcohol or any drug that impairs judgment or work performance.

     Officers and employees must report to their supervisors the use of physician prescribed or over-the-counter medications that might affect performance or safety. Supervisors must take appropriate steps to preserve the confidentiality of such information.

     Officers and employees must report any conviction under a drug or alcohol statute which occurs on Company premises, on Company time, or while conducting Company business off Company premises, no later than five days after conviction. NRG may be obligated to report these convictions to governmental authorities. In determining appropriate action for a conviction on a drug or alcohol offense, management will consider the individual’s involvement, job assignment and work record. The Company also will weigh the effect of the individual’s involvement upon the conduct of company business and the maintenance of public trust.

     Officers and employees may be required to undergo drug and alcohol testing if the Company reasonably suspects that the individual has violated the policy. Refusing to submit to testing will result in disciplinary action up to and including termination of employment.

     This policy applies to all officers and employees. Failure to abide by this policy may result in disciplinary action up to and including termination of employment.

B.	Equal Employment Opportunity.

     NRG is committed to providing equal employment opportunity to individuals, and to complying with all national, federal, state and local laws which prohibit discrimination.

     NRG uses merit, qualifications and other job-related criteria as the sole bases for all employment related decisions.

     NRG recruits, hires, trains, compensates, promotes and provides other conditions of employment without regard to a person’s race, color, religion, national origin, sex, sexual preference, age, disability, veteran status or other characteristic protected by law.

     NRG will take affirmative action to provide equal employment opportunities complying with the spirit and letter of all laws, regulations and requirements. Affirmative action should include programs and efforts to ensure that there are diverse applicant and candidate pools of people who are qualified and who have the opportunity to compete for openings. Selection of successful candidates will be based upon merit, qualifications and other job-related criteria.

C.	Harassment.

     NRG will endeavor to provide a work environment free of harassment of any kind based upon diverse human characteristics and cultural backgrounds. Harassment is defined as verbal or physical conduct, which has the intent or effect of unreasonably interfering with an individual’s or group’s work performance, or which creates an intimidating, hostile, or offensive work environment. Harassment could be based on gender, age, race, religion, affectional orientation, or national origin. These are legally protected areas in many countries. However, the company policy covers all forms of harassment, not just those covered by the laws. NRG will not tolerate inappropriate behavior, including all forms of discrimination and harassment. The Human Resources Department (assisted by the Legal Department or the Corporate Compliance Officer, where appropriate) will conduct a thorough and objective investigation to determine if an individual’s behavior was inappropriate. If this behavior is verified, the individual will be subject to discipline and the possibility of termination.

D.	Workplace Violence Policy.

     It is the goal of NRG to provide a safe and secure working environment for its employees. NRG does not tolerate workplace violence.

     Workplace violence includes, but is not limited to:

•	Physically harming, or attempting to harm another or oneself, or NRG or customer property

•	Threatening to harm another or oneself, or NRG or customer property

•	Harassment, intimidation, coercion or stalking of another

•	Shoving, pushing, grabbing and all forms of nonconsensual physical contact

•	Bringing weapons into the workplace

•	Acts, gestures or threats of reprisal for another’s compliance with this policy

•	Threats or any other statement or conduct that would cause a reasonable person to believe violence is imminent or may occur

     If an officer or employee is confronted with workplace violence, the officer or employee should avoid confrontation, immediately retreat to a location of safety and report the incident. Except when necessary for self-defense, deviation from these actions may be made only with express direction of management.

     If an officer or employee chooses to seek criminal prosecution of any party who threatens or causes injury to the employee in the course of his/her performing assigned work responsibilities, NRG will assist as appropriate.

     Officers or employees who are the recipients or observers of workplace violence should contact their supervisor, the Legal Department, the Corporate Compliance Officer, the NRG Ethics Hotline or any member of management. In cases where immediate law enforcement assistance is needed, the officer or employee should contact law enforcement, then the Ethics Hotline, his/her supervisor or a member of management.

     Reports of workplace violence will be investigated as soon as possible. Information that is reported or discovered in the investigation, as well as the resolution, will be kept as confidential as possible.

     Substantiated acts of workplace violence will be met with appropriate corrective action, up to and including discharge.

     Failure to report instances of workplace violence could subject an officer or employee to discipline.

     Retaliation or reprisal toward any party involved in reporting an incident is prohibited and will also result in disciplinary action up to and including termination of employment.

V.	WAIVERS AND VIOLATIONS OF CODE OF CONDUCT

     Waivers of the Code of Conduct will only be made in exceptional circumstances. Any waiver for the benefit of an employee must be in writing from a senior officer of the Company. Any waiver of the Code of Conduct for the benefit of a director or senior officer may only be made by the Board of Directors, and will be publicly disclosed to the extent required by applicable laws, regulations and listing standards.

     Individuals who violate the law, the NRG Code of Conduct or NRG policies will be subject to discipline, suspension as necessary (with or without pay) for the purpose of investigation and, subject to applicable law and agreements, possible termination of employment. Additional actions may include reassignment of work duties and limitation in future job opportunities. Violations of law may be referred to local law enforcement authorities for possible prosecution.

     Failure to provide information concerning another individual’s violation of law or NRG policies is also a violation of the Code of Conduct and will be subject to appropriate discipline. Information may be provided on an anonymous basis using the NRG Ethics Hotline.

VI.	NO RIGHTS CREATED

     The NRG Code of Conduct is a statement of policies for individual and business conduct and does not, in any way, constitute an employment contract or an assurance of continued employment. It is not intended to and does not create any rights in any director, officer, employee, client, supplier, competitor, shareholder or any other person or entity.

VII.	SEEKING GUIDANCE, REPORTING AND INVESTIGATION OF SUSPECTED VIOLATIONS

     This Code of Conduct cannot provide definitive answers to all questions. If you have questions regarding any of the policies discussed in this Code or if you are in doubt about the best course of action in a particular situation, you should seek guidance from your supervisor, the Corporate Compliance Officer, the Legal Department or the other resources identified in this Code of Conduct.

     It is your responsibility to report suspected violations of law, the Code of Conduct or NRG policies. If you believe that an NRG director, officer, employee, contract worker, consultant, or NRG supplier or subcontractor, or any NRG organization is violating the law, the NRG Code of Conduct or NRG policy or is engaged in activities on NRG’s behalf that may damage NRG’s reputation, you should bring your concerns to your supervisor or to one of the following:

•	NRG’s Corporate Compliance Officer, Marc Wheaton (612-373-5309), marc.wheaton@nrgenergy.com

•	NRG’s General Counsel, Tim O’Brien (612-373-5368), tim.obrien@nrgenergy.com

•	NRG’s Vice President Human Resources, Denise Wilson (612-373-5497), denise.wilson@nrgenergy.com

•	NRG’s Controller, Jim Ingoldsby (612-373-5408), jim.ingoldsby.com

•	NRG Ethics Hotline (1-888-263-0463)

     Directors should report suspected violations of the law, the Code of Conduct or NRG policies to the Chairman of the Governance and Nominating Committee or the General Counsel.

     All reported violations will be promptly investigated and treated confidentially to the extent reasonably possible. It is imperative that reporting persons not conduct their own preliminary investigations. Investigations of alleged violations may involve complex legal issues, and acting on your own may compromise the integrity of an investigation and adversely affect both you and NRG.

     It is a violation of the law and NRG policy to retaliate against any personnel for reporting in good faith suspected violations of the NRG Code of Conduct or NRG policy. The Company will not tolerate retaliatory behavior.

APPENDIX A: Foreign Corrupt Practices Act Policy

NRG ENERGY, INC.

Approved Policy
on

The Foreign Corrupt Practices Act
and
Foreign Agents, Consultants and Joint Venture Partners

Policy

NRG Energy, Inc. (“NRG”) is committed to a high standard of business ethics and integrity worldwide. NRG will be law-abiding in any country in which it operates and will not intrude into the political affairs of any country.

NRG’s reputation depends not only on the actions of our employees, but also on the actions of our consultants, agents and joint venture partners. The actions of our consultants, agents and joint venture partners may bind NRG legally or expose NRG to liability to third parties. Therefore, it is NRG’s policy that its foreign consultants, agents and joint venture partners must demonstrate an ability and willingness to abide by NRG’s policies and ethical standards.

NRG will not cause or permit any director, officer, employee, agent or consultant to take any action which would result in violation of the laws or regulations of any country.

There will be timely and accurate accounting regarding all transactions engaged in by or on behalf of the company involving foreign officials, with particular attention to gifts, gratuities, contributions and the retention of agents and consultants as permitted under this policy.

Management will devise, maintain, document and monitor a system of internal accounting controls which will provide reasonable assurance of compliance with this policy and the requirements of the United States Foreign Corrupt Practices Act of 1977 (the “Act” or the “FCPA”).

Foreign Corrupt Practices Act

The FCPA prohibits U.S. companies from making improper payments or gifts to foreign officials. Company policy requires that all directors, officers, employees, agents and consultants of NRG comply with the FCPA.

     A. Definition of Foreign Official

Under the FCPA, the term “foreign official” includes elected and appointed governmental officials, candidates for public office, foreign political parties, officers and employees of government owned or controlled enterprises, and public international organizations. When in doubt, NRG employees should consult the Legal Department for advice on whether a potential recipient of a payment is a “foreign official.”

     B. Prohibited Acts

The following acts are prohibited by the FCPA:

1.	Authorizing, paying, promising or delivering any payment, gift or favor intended to influence any foreign official on a matter within that person’s responsibilities. For example, any payment to any foreign official for the purposes of obtaining or retaining sales of products or services to NRG, sales by NRG of NRG products or services, to win a bid or contract, or to obtain more favorable tax treatment is prohibited.

2.	Any indirect payment to a third party if the payor knows that the third party may make a prohibited payment. For example, any payment to an NRG agent or consultant where the payor is aware or has firm belief that such agent or consultant may make an improper payment to a foreign official is prohibited. The NRG payor may not avoid this prohibition by deliberately ignoring or purposefully avoiding knowledge that a bribe may be paid.

3.	Establishing any undisclosed or unrecorded “slush” funds or assets; making any false or artificial entries in company books or records; failing to keep books, records and accounts in reasonable detail to reflect accurately the handling of money and other assets; and failing to maintain internal accounting controls sufficient to verify that no improper payments have been made.

     C. Permissible Payments

The following payments may be made:

1.	Payments to a foreign official for the purpose of expediting or securing the performance of a routine governmental action. Payments for the following routine governmental actions are permissible: obtaining permits, licenses or other official documents to qualify to do business in a foreign country; processing governmental papers, such as visas and work orders; assuring police protection, mail pickup and delivery, or scheduling inspections associated with contract performance or inspections related to the transit of goods across country; and providing phone service, power and water supply, loading and unloading cargo or protecting perishable products or commodities from deterioration. Routine governmental action does not include any decision by a foreign official to encourage, to award, to continue or to modify the terms relating to any business with any NRG entity.

2.	Any payment that is lawful under the written laws and regulations of the foreign country.

3.	Any reasonable expenditure directly related to the promotion, demonstration or explanation of NRG products or services or the execution or performance of a contract with a foreign government or agency, such as the travel and lodging expenses of a foreign official on a trip for such purposes.

     D. Penalties

Violations of the anti-bribery provisions of the FCPA may result in criminal fines of up to $2,000,000 for corporations and $100,000 and five years imprisonment for individuals. Violations of the accounting provisions may result in fines of up to $2,500,000 for corporations and $1,000,000 and ten years imprisonment for individuals. Under alternative fine provisions, a violator may be fined up to twice the amount of the gain or loss resulting from a violation.

Payments and the FCPA

Neither NRG nor any director, officer, employee, agent or consultant of NRG will directly or indirectly make or promise illegal payments or contributions, or engage in any other illegal conduct in order to influence customers, suppliers or governmental entities, including their officials or employees, to secure or retain business, to encourage any such employees or officials to fail to perform or to perform improperly their official functions or to influence legislation, nor undertake any of the acts prohibited by the FCPA, as summarized above. Neither NRG nor any director, officer, employee, agent or consultant of NRG will submit to extortion as a condition of doing business.

Political Contributions

Even where political contributions are legal, it is NRG’s policy, generally, not to make such contributions. Where it is legal and also appropriate under local custom, modest contributions may be made openly, but only to further the political process and not with the intent to influence a particular government official, candidate or party, and only on proper approval as specified in this policy. As noted below, any political contribution must be approved in advance by the Company’s Chairman and Chief Executive Officer.

Gifts and Gratuities

Gifts shall not be given or received except of nominal value. Where local custom is so strong that to refuse a gift, or to not reciprocate with a gift, would be considered an insult, a gift can be received or given but only upon proper approval and documentation.

Gratuities or tips to facilitate the obtaining of services that are supposed to be performed are not favored and are to be resisted. Outside the U.S., if there is a strong local custom for such gratuities, they will be tolerated but only if made in small amounts and if properly authorized, accounted for and reported.

Agreements with Foreign Agents, Consultants and Joint Venture Partners

Due Diligence

Before entering into any agreement with a foreign consultant, agent or joint venture partner, NRG will conduct an appropriate background check. NRG will document the nature and results of the background check, and will maintain records of the background check.

The extent of the background check will vary depending on the circumstances. The responsible NRG business development personnel should determine the appropriate level of the background check on a case by case basis, in consultation with NRG’s Legal Department. In conducting background checks on agents and consultants the following factors, among others, must be considered in deciding whether to approve the engagement:

1.	Whether marketing conditions, local law or custom dictate the use of an agent or consultant.

2.	The qualifications of the agent or consultant to render assistance or advise.

3.	The reputation of the agent or consultant.

4.	The reasonableness of the compensation in relation to the type and amount of services to be rendered, to the facilities and support made available by the company and to the total revenues and gross profits expected to be obtained.

5.	Whether marketing expenses in the particular market, including the agent’s or consultant’s compensation, are reasonable in relation to total revenues and gross profit expected to be obtained.

Contracts

All contracts covered by this policy must be reviewed and approved by the Legal Department before they are signed. NRG has a strong preference for using its own documents for these contracts. The Legal Department has prepared the following standard documents for agreements with foreign consultants, agents and joint venture partners: Consulting Services Agreement, Memorandum of Understanding, Joint Venture Agreement, and Joint Bid Agreement. Copies of all contracts must be provided to and maintained by the Legal Department.

At a minimum, contracts with foreign agents, consultants and joint venture partners must have appropriate FCPA language and conflict of interest provisions. In negotiating contracts, NRG personnel should convey that the principles underlying these contractual provisions are non-negotiable.

Under no circumstances shall the services to be furnished or the payment therefor be misrecorded nor shall any such transaction be used in any way, directly or indirectly, to obtain or conceal improper services or advantages of any kind.

Who Is Covered by This Policy

This policy covers all consultants, agents and joint venture partners involved in NRG investments or projects outside the United States. For example, agreements with the following are covered by this policy: (a) any developer or consultant retained by NRG to assist in a bid for or the development of a foreign project; (b) any agent or consultant whose scope of work may include interaction with foreign government officials, including officers, directors or employees of state owned or controlled enterprises; and (c) any joint venture partner who may share in the equity ownership of a project with NRG, or who will receive a success fee at financial closing.

Approval Procedures

All written requests, reports and approvals should follow the approval procedure outlined below:

1.	For political contributions, any exception to the general policy against such contributions must be approved by the Chairman and Chief Executive Officer.

2.	For gifts to foreign officials having a nominal value of $100 or more, the responsible NRG officer must approve and must also determine whether a gift of such value received by an employee from a foreign official more properly should be considered the property of the company.

3.	Gratuities or tips to a foreign official to facilitate the obtaining of routine governmental services or action must be approved by and reported to the responsible NRG officer.

4.	All requests for retention or use of agents and consultants outside the U.S. must be approved by the responsible NRG officer. In the case of all such agents and consultants, each such request shall contain a written memorandum approved by the responsible NRG officer containing all required information about the agent or consultant and the relationship proposed. If approval is granted, a suitable contract shall be drafted which shall contain the terms required by this policy. The responsible NRG officer shall keep the Chairman and Chief Executive Officer informed with respect to such arrangements.

Implementation Responsibilities

1.	Interpretation of this policy will be by the General Counsel who will consult with the Chairman and Chief Executive Officer in making such interpretation.

2.	Management of NRG, including all officers, directors, managers, accounting managers, controllers and other financial personnel having authority over disbursement of funds and all managers and business development personnel with responsibilities which include business development and marketing outside of the U.S., will be required to certify annually that they have read and understand this policy, that they have no knowledge of any violations of the policy and that they have taken appropriate steps to see that those reporting to them have read and understand the policy.

4.	Every employee of NRG is expected to be candid and cooperate in relating to NRG’s auditors and to the employees of NRG’s independent auditor.

5.	Appropriate disciplinary action up to and including dismissal will be taken against employees who violate this policy.

6.	Annually, the General Counsel, the Vice President Finance and the Chief Financial Officer, the Vice President Human Resources and Administration, and the Compliance Officer will collaborate to review the status of the company’s compliance with this policy statement, will cause an appropriate audit to be performed and shall report the findings to the Chairman and Chief Executive Officer.

7.	The General Counsel will be responsible for keeping this policy updated to reflect experiences and changes in laws or regulations.

APPENDIX B: Corporate Opportunity Policy

Corporate Opportunity Policy

             The Board of Directors (the “Board”) of NRG Energy, Inc., a Delaware corporation (the “Company”), has adopted this policy (this “Policy”) pursuant to Section 122(17) of the Delaware General Corporate Law (“DGCL”) in order to regulate and define the conduct of certain affairs of the Company as they may involve directors of the Company and their Affiliates. Nothing in this Policy shall regulate or define the conduct of directors and their Affiliates with respect to affairs not involving a corporate opportunity.

             Section 1. Definitions

     As used in this Policy, the following terms shall have the following meanings:

     (a) “Affiliate” of a person means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such person.

     (b) “Core Region” means each of the regions served by NYISO, NE-POOL, PJM and Cal-ISO, and the Entergy control area.

     (c) “Corporate Opportunity” means any Possible Corporate Opportunity that has been designated as a “Corporate Opportunity” pursuant to Section 2(c)(i).

     (d) “Possible Corporate Opportunity” means any specific business opportunity:

             (i) identified as such pursuant to a resolution of the Board; provided that any opportunity being considered or pursued by a director or an Affiliate of a director at the time of the deliberation or adoption of such resolution that is otherwise an Unrestricted Opportunity will not become a Possible Corporate Opportunity as to that director; or

             (ii) involving the acquisition or construction of power generation assets in a Core Region (excluding the construction by an entity in the construction business of power generation assets owned, or to be owned upon completion, by an unaffiliated third party, or if such construction is incidental to the conduct of a business unrelated to power generation); or

             (iii) involving the acquisition of 25% or more of the equity or debt of an entity that owns power generation assets in a Core Region, other than any entity that owns power generation assets that are incidental to the conduct of a business unrelated to power generation; or

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             (iv) of which a director first becomes aware as a result of his or her capacity as a director of the Company. For the avoidance of doubt, an opportunity described in this paragraph (iv) but not described by paragraph (i), (ii), (iii), (v) or (vi) of this Section shall not be a Possible Corporate Opportunity with respect to any other director who was previously aware of such opportunity other than as a result of his or her capacity as a director of the Company; or

             (v) involving the acquisition of private transmission lines within a Core Region (excluding the acquisition of power lines that are incidental to the conduct of a business unrelated to power generation or to be used by a facility owned by an Affiliate); or

             (vi) involving the purchase or sale of capacity or electricity under a contract, the effect of which is to give a party de facto economic control of all or a portion of a generation facility within a Core Region for a period of one year or more (excepting the purchase or sale of capacity or electricity from a facility owned by an Affiliate).

     (e) “Unrestricted Opportunity” means any corporate or business opportunity that is neither a Possible Corporate Opportunity nor a Corporate Opportunity.

             Section 2. Procedures

     (a) No director of the Company shall directly or indirectly take any measures to pursue a Possible Corporate Opportunity, or shall use his or her influence or direction to cause an Affiliate of the director to pursue a Possible Corporate Opportunity, except as allowed by this Policy.

     (b) Any director (an “Interested Party”) who wishes to pursue a Possible Corporate Opportunity other than as a director of the Company or its subsidiaries, or whose Affiliate wishes to pursue a Possible Corporate Opportunity, shall provide written notice thereof to the Chairman of the Governance and Nominating Committee of the Board, and the Chief Executive Officer of the Company. Such notice shall (x) specify the nature of the Possible Corporate Opportunity and (y) identify the Affiliate(s), if any, of the Interested Party that wish to pursue the Possible Corporate Opportunity.

     (c) Upon receipt of a notice specified in Section 2(b), the Governance and Nominating Committee shall, within five business days thereafter, make a recommendation to the full Board that it adopt a resolution that (i) the Company is ready and able to pursue, and desires to pursue, the Possible Corporate Opportunity (in which event the opportunity will be deemed to be a “Corporate Opportunity”), (ii) the Company is not ready or not able or not desirous of pursuing the Possible Corporate Opportunity or (iii) the disinterested directors require more time (with a reasonable period to be specified in the resolution) to continue to review the Possible Corporate Opportunity. Upon receipt of the recommendation of the Governance and Nominating Committee, the full Board shall within five business days thereafter, vote on the recommendation of the committee. Upon making a determination pursuant to this Section 2(c), the Board shall promptly

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inform the Interested Party in writing thereof. Any director who is an Interested Party shall abstain from participating in the decisions of the Governance and Nominating Committee or the full Board pursuant to this section 2(c). If a director who is an Interested Party is a member of the Governance and Nominating Committee, then the Chairman of the Board shall serve as an ad hoc member of the Governance and Nominating Committee for purposes of this section 2(c).

     (d) If the disinterested directors make a determination described in Section 2(c)(i) that the Company is ready and able to pursue, and desires to pursue, a Corporate Opportunity, but any Interested Party believes the Company is not using reasonable steps to diligently pursue the opportunity, the Interested Party may at any time give another notice under paragraph (b) of this Section.

     (e) If the disinterested directors make a determination described in Section 2(c)(ii), or in the event that the disinterested directors fail to adopt a resolution as required by Section 2(c) within the five-business-day period specified, such Possible Corporate Opportunity shall thereafter be deemed an Unrestricted Opportunity.

             Section 3. Waiver

             The Company renounces, to the fullest extent permitted by Section 122(17) of the DGCL, any interest in or expectancy in, or in being offered an opportunity to participate in, any Unrestricted Opportunity.

             Section 4. Review of Policy; Amendment

     (a) The Governance and Nominating Committee of the Board shall review this Policy annually (or more frequently, as may be necessary or appropriate) and shall make recommendations for changes, if any, to the full Board.

     (b) This Policy may be altered, amended or repealed at any time by action of the Board.

     (c) Neither the alteration, amendment or repeal of this Policy nor the adoption of any provision of the Company’s Bylaws or Certificate of Incorporation inconsistent with this Policy shall eliminate or reduce the effect of this Policy in respect of any matter occurring, or any cause of action, suit or claim that, but for this Policy, would accrue or arise, prior to such alteration, amendment, repeal or adoption.

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APPENDIX C: Securities Trading and Non-Disclosure Policy

Please read this Insider Trading Policy carefully and make sure you understand it. If you have any questions about it, please contact the General
Counsel’s office.
After you have read and understand this policy, please sign and return the certification to the Office of the General Counsel

The Need for a Policy Statement

     Federal and state laws prohibit certain buying, selling, or making other transfers of securities by persons who have material information relating to those securities that is not generally known or available to the public. These laws also prohibit persons with material nonpublic information concerning an issuer of securities from disclosing this information to others who may trade in such securities.

     NRG Energy, Inc. (“NRG” or the “Company”) has adopted the following policy regarding trading in securities by directors, officers, employees and consultants who have material nonpublic information. For purposes of this policy, “trading” includes purchases and sales of stocks, bonds, debentures, options, puts, calls and other securities and also includes sales of stock you acquire by exercising employee stock options and other trades you make pursuant to an investment direction under an employee benefit plan.

     You are responsible for ensuring that you do not violate federal or state securities laws or this policy. We designed this policy to promote compliance with applicable securities laws and to protect the Company and you from the serious liabilities and penalties that can result from violations of these laws. This policy is not intended to restrict or prohibit lawful trading activities.

     If you violate the insider trading laws, you may have to pay civil fines for up to three times the profit gained or loss avoided by unlawful trading, as well as criminal fines of up to $1,000,000. You also may have to serve a jail sentence of up to 10 years. In addition, the Company could be subject to a civil fine of up to the greater of $1,000,000 and three times the profit gained or loss avoided as a result of any unlawful trading violations by you.

     Both the SEC and the New York Stock Exchange are very effective at detecting and pursuing insider trading cases. The SEC has successfully prosecuted cases against employees trading through foreign accounts, trading by family members and friends, and trading involving only a small number of shares. Therefore, it is important that you understand the breadth of activities that constitute illegal insider trading.

Our Policy

1.	You may not trade in the stock or other securities of any company when you know material nonpublic information about that company. This prohibition against “insider trading” applies to trading in securities of NRG, as well as to trading in the securities of other companies, such as the Company’s material customers, suppliers, or firms with which the Company may be negotiating a major transaction.

2.	You may not convey material nonpublic information about a company to others or suggest that anyone purchase or sell any company’s securities while you are aware of material nonpublic information about that company. This practice, known as “tipping,” also violates the securities laws and can result in the same civil and criminal penalties that apply if you engage in insider trading directly, even if you do not receive any money or derive any benefit from trades made by persons to whom you passed material nonpublic information. This prohibition against “tipping” applies to information about NRG and its stock, as well as to information about other companies, such as the Company’s material customers, suppliers, or firms with which the Company may be negotiating a major transaction. This policy does not restrict legitimate business communications on a “need to know” basis, where you have a basis to expect that the other person will not trade while in possession of the information.

     These restrictions also apply to any member of your immediate family, anyone living in your household, anyone acting on your behalf, or anyone on whose behalf you are acting, and you are responsible for compliance with these policies by those persons. The SEC and federal prosecutors may presume that trading by family members (including children away at school) is based on information you supplied and treat any such transactions as if you had traded yourself. There is no exception for small transactions or transactions that may seem necessary or justifiable for independent reasons, such as the need to raise money for an emergency expenditure.

Definition of Material Nonpublic Information

Material Information

     Information is material if there is a substantial likelihood that a reasonable investor would consider it important in deciding whether to buy, hold or sell a security. Remember that even if the information is not material to NRG, it may nevertheless be material to another company, and our policies therefore apply to your trading in other companies’ stock. Any information that you could expect to affect the price of the security is material. Common examples of information that may be material include:

•	Earnings information, including revenue results, contracting activity or other revenue projections.

•	News about a major contract award or cancellation of an existing contract.

•	Financial projections, forecasts or budgets.

•	Mergers, joint ventures, acquisitions, dispositions, tender offers, acquisition or sale of a business segment or unit, or other significant changes in assets.

•	New products or discoveries or significant developments regarding customers or suppliers.

•	Changes in senior management or other major personnel changes.

•	Changes in dividend policy, declaration of a stock split or the offering of additional securities.

•	Financial liquidity problems.

•	Changes in pricing or discount policies.

•	Significant legal exposure due to actual, pending or threatened litigation.

•	Changes in the Company’s auditors or a notification from its auditors that the Company may no longer rely on the auditors’ audit report.

•	Major events regarding the Company’s securities.

     Both positive and negative information can be material. Federal and state investigators will scrutinize a questionable trade after the fact with the benefit of hindsight, so it is advisable to err on the side of caution. If you have questions regarding specific information, please contact the General Counsel’s office.

Nonpublic Information

     Nonpublic information is information that is not generally known or available to the public. We consider information to be available to the public only when:

•	it has been released to the public through appropriate channels, e.g., by means of a press release or a widely disseminated statement from a senior officer, and

•	enough time has elapsed to permit the investment market to absorb and evaluate the information.

As a general rule, you should consider information to be nonpublic until 24 hours after public disclosure.

Unauthorized Disclosure

     All employees, executive officers and directors must maintain the confidentiality of NRG information for competitive, security and other business reasons, as well as to comply with securities laws. All information you learn about the Company or its business plans is potentially material nonpublic information that you should treat as confidential and proprietary to the Company. You may not disclose it to others, such as family members, other relatives, or business or social acquaintances.

     Also, legal rules govern the timing and nature of our disclosure of material information to outsiders or the public. Violation of these rules could result in substantial liability for you, the Company and its management. For this reason, we permit only specifically designated representatives of the Company to discuss the Company with the news media, securities analysts and investors and only in accordance with the Company’s Investor Communications Policy. If you receive inquiries of this nature you should refer them to our Communications Group.

     In the event you make, or believe you may have made, an unauthorized disclosure, you must immediately provide complete information regarding such disclosure to the Communications Group and the Office of the General Counsel, who shall determine the appropriate response to such disclosure.

When and How You Can Trade Company Stock

     Following are procedures that all employees may follow to reduce the likelihood that they will be viewed as engaged in insider trading or tipping. Executive officers and members of the Company’s Board of Directors are required to comply with these procedures at all times.

     Blackout Periods

     The Company has imposed quarterly blackout periods during which executive officers, directors and certain other employees may not effect any transactions in NRG stock. This includes broker orders placed before the beginning of the blackout period but not fully confirmed.

     The quarterly blackouts start two weeks before the end of the calendar quarter and end on the close of business of the next business day following release of the quarterly or annual earnings. Directors, executive officers and other affected personnel will be notified each quarter of the exact dates of that quarter’s blackout periods.

     From time to time the Company may impose additional blackout periods. In such events, the General Counsel’s office will notify directors, executive officers and other affected personnel of restrictions on transactions involving the purchase or sale of the Company’s securities and on not disclosing to others the fact that a blackout period has been imposed.

     Additionally, the Sarbanes-Oxley Act of 2002 requires the Company to absolutely prohibit all purchases, sales or transfers of Company stock by directors and executive officers during a pension fund blackout period. A pension fund blackout period exists whenever 50% or more of the plan participants are unable to conduct transactions in their accounts for more than three consecutive days. These blackout periods typically occur when there is a change in the retirement plan’s trustee, record keeper or investment manager. Notice of any such blackout period will be provided.

     Prearranged Trading Plans

     An SEC rule, Rule 10b5-1(c), provides a defense from insider trading liability if trades occur pursuant to a pre-arranged “trading plan” that meets specified conditions. Directors and executive officers considering establishing a Rule 10b5-1(c) trading plan must obtain preclearance from the Office of the General Counsel at the time the trading plan is established.

Trading Preclearance

     The Company requires its executive officers and directors, as well as other people who have been notified by the General Counsel’s office that they are subject to the Company’s preclearance policy, to contact the General Counsel’s office in advance of effecting any purchase, sale or other trading of Company stock and to obtain prior approval of the transaction. To the extent this preclearance policy applies to any individual, it also applies to members of the individual’s immediate family, anyone living in the individual’s household, anyone acting on behalf of the individual or anyone on whose behalf the individual is acting.

     The preclearance policy does not apply to a stock option exercise if the option is to be exercised and no shares are to be sold, but it does apply to sales of stock issued upon the exercise of stock options, including same-day sales and cashless exercises.

     Any transaction that receives approval under the preclearance policy must be confirmed within two business days after the approval is obtained, but regardless may not be executed if you acquire material nonpublic information during that time. If a transaction is not confirmed within the two business day period, the transaction must be approved again before it is executed.

     If a proposed transaction is not approved under the preclearance policy, you should refrain from initiating any transaction in Company stock, and you should not inform anyone of the restriction.

Contacts

     For assistance with any of the matters discussed in this memorandum, please contact the General Counsel’s office.

APPENDIX D: Market Behavior Rules

As a condition of market-based rate authority, NRG Power Marketing Inc. (hereafter, Seller) will comply with the following Market Behavior Rules:

1.	Unit Operation: Seller will operate and schedule generating facilities, undertake maintenance, declare outages, and commit or otherwise bid supply in a manner that complies with the Commission-approved rules and regulations of the applicable power market. Compliance with this Market Behavior Rule 1 does not require Seller to bid or supply electric energy or other electricity products unless such requirement is a part of a separate Commission-approved tariff or requirement applicable to Seller.

2.	Market Manipulation: Actions or transactions that are without a legitimate business purpose and that are intended to or foreseeably could manipulate market prices, market conditions, or market rules for electric energy or electricity products are prohibited. Actions or transactions undertaken by Seller that are explicitly contemplated in Commission-approved rules and regulations of an applicable power market (such as virtual supply or load bidding) or taken at the direction of an ISO or RTO are not in violation of this Market Behavior rule. Prohibited actions and transactions include, but are not limited to:

a.	pre-arranged offsetting trades of the same product among the same parties, which involve no economic risk and no net change in beneficial ownership (sometimes called “wash trades”);

b.	transactions predicated on submitting false information to transmission providers or other entities responsible for operation of the transmission grid (such as inaccurate load or generation data; or scheduling non-firm service or products sold as firm), unless Seller exercised due diligence to prevent such occurrences;

c.	transactions in which an entity first creates artificial congestion and then purports to relieve such artificial congestion (unless Seller exercised due diligence to prevent such an occurrence); and

d.	collusion with another party for the purpose of manipulating market prices, market conditions, or market rules for electric energy or electricity products.

3.	Communications: Seller will provide accurate and factual information and not submit false or misleading information, or omit material information, in any communication with the Commission, Commission-approved market monitors, Commission-approved regional transmission organizations, or

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Commission-approved independent system operators, or jurisdictional transmission providers, unless Seller exercised due diligence to prevent such occurrences.

4.	Reporting: To the extent Seller engages in reporting of transactions to publishers of electricity or natural gas price indices, Seller shall provide accurate and factual information, and not knowingly submit false or misleading information or omit material information to any such publisher, by reporting its transactions in a manner consistent with the procedures set forth in the Policy Statement issued by the Commission in Docket No. PL03-3 and any clarifications thereto. Seller shall notify the Commission within 15 days of the effective date of this tariff provision of whether it engages in such reporting of its transaction and update the Commission within 15 days of any subsequent change to its transaction reporting status. In addition, Seller shall adhere to such other standards and requirements for price reporting as the Commission may order.

5.	Record Retention: Seller shall retain, for a period of three years, all data and information upon which it billed the prices it charged for the electric energy or electric energy products it sold pursuant to this tariff or the prices it reported for use in price indices.

6.	Related Tariffs: Seller shall not violate or collude with another party in actions that violate Seller’s market-based rate code of conduct or Order No. 889 standards of conduct, as they may be revised from time to time.

Any violation of these Market Behavior Rules will constitute a tariff violation. Seller will be subject to disgorgement of unjust profits associated with the tariff violation, from the date on which the tariff violation occurred. Seller may also be subject to suspension or revocation of its authority to sell at market-based rates or other appropriate non-monetary remedies.

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CERTIFICATION AND STATEMENT OF COMMITMENT

I hereby certify that I have read the NRG Code of Conduct, including all of its Appendices, and fully understand them and the Company’s expectations as set forth therein, and agree to comply therewith.

Signature

Printed Name

Date